------
FORM 4
------
                                                                                          --------------------------
                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
                                          Washington, DC 20549                            --------------------------
                                                                                          OMB Number:  3235-0287
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires: September 30, 1998
[ ] Check this box if no                                                                  Estimated average burden
    longer subject to         Filed pursuant to Section 16(a) of the Securities           hours per response.....0.5
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the              ---------------------------
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Persons  |
| Rash             Martin              S.    | Province Healthcare Company (PRHC)           |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 105 Westwood Place, Suite 400              |                         |        5/99        |  Chairman, President and CEO         |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Brentwood, TN  37027                       |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  |(A) or| Price  |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)  |        |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |      |        |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/24/99          |   S   |      |  10,000    |   D  |$22.075 |      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/25/99          |   S   |      |   6,000    |   D  |$21.875 |      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/27/99          |   S   |      |  10,000    |   D  |$21.6313|      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/27/99          |   S   |      |   2,000    |   D  | $21.75 |      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/28/99          |   S   |      |   7,000    |   D  | $21.75 |      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/28/99          |   S   |      |   3,000    |   D  |$21.7917|      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
| Common Stock        |  5/28/99          |   S   |      |   1,000    |   D  |$21.875 |      576,737      |     Both    |See Note  |
|                     |                   |       |      |  shares    |      |        |       shares      |             |    1     |
------------------------------------------------------------------------------------------------------------------------------------



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- | 5. Number of   | 6. Date Exer-  | 7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |    Derivative  |    cisable and |    of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |    Securities  |    Expiration  |    Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|    Acquired (A)|    Date        |    (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |    or Disposed |    (Month/Day/ |                     |   Secur-    |
|                       |     ative    |   Year)  |          |    of (D)      |    Year)       |                     |   ity       |
|                       |     Security |          |          |    (Instr. 3,  |                |                     |   (Instr. 5)|
|                       |              |          |          |    4 and 5)    |----------------|---------------------|             |
|                       |              |          |          |                | Date   |Expira-|         |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion   |  Title  |  Number of|             |
|                       |              |          | Code| V  |   (A)  |  (D)  | cisable|Date   |         |  Shares   |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|-----------------------|--------------|----------|-----|----|--------|-------|--------|-------|---------|-----------|-------------|
|                       |              |          |     |    |        |       |        |       |         |           |             |
|----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Note I: Includes 575,968 shares owned directly by Mr. Rash and 769 shares owned by the Emily Rash Trust Fund.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Martin S. Rash                   6/10/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space is insufficient, see Instruction 6 for procedure.